Exhibit (h)(xvii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                             ASSIGNMENT OF CONTRACTS

     This ASSIGNMENT OF CONTRACTS ("Assignment"), dated as of the 30th day of June, 2004, is made by FEDERATED SERVICES COMPANY, a Pennsylvania corporation (the "Seller") in favor of STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

                              W I T N E S S E T H :

WHEREAS, Seller, Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"; collectively with State Street the "Buyer"), and State Street have entered into a Purchase and Sale Agreement dated as of June 30, 2004 (the "Purchase Agreement"), which contemplates a transaction in which the Seller will sell to Buyer, and the Buyer will purchase from Seller, substantially all of the assets and certain of the obligations of the Business, including without limitation the rights and obligations of the Seller under the material contracts listed on Exhibit "A" attached hereto (the "Material Contracts").

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, State Street and Seller agree as follows:

     1. Sale and Assignment. Seller does hereby assign, transfer, sell and convey unto State Street all of Seller's right, title and interest in and to, all of the Material Contracts.

     2. Assumption. Subject to the terms and conditions of this Assignment, State Street hereby assumes all of the duties and obligations of Seller under, and agrees that it shall be bound by all the terms of, the Material Contracts, as fully as though State Street were the original party thereto.

     3. Purchase Agreement. This Assignment is entered into in accordance with and is subject to all of the terms and conditions of the Purchase Agreement.

     4. Successors and Assigns. This Assignment shall be binding upon, inure to the benefit of, and be enforceable by Seller and State Street and their respective successors and assigns.

     5. Further Assurances. State Street and Seller shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request and without further consideration, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Assignment.

     6. Payments Held in Trust. Any payment that may be received by Seller to which State Street is entitled by reason of this Assignment shall be received by Seller as trustee for State Street, and will be immediately delivered to assignee without commingling with any other funds of Seller.

     7. Governing Law. This Assignment shall be governed by, and interpreted and enforced in accordance with the laws of the State of New York, without regard to its choice of law rules.

     8. Miscellaneous. The section headings herein and the numbering of the sections are solely for convenience and shall not affect the interpretation of this Assignment.

     9. Counterparts. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.

     10. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.






                             [SIGNATURES ON PAGE 3]

     IN WITNESS WHEREOF, Seller and State Street have executed this Assignment as of the date first above written.

                                           STATE STREET BANK AND TRUST COMPANY

                                           By:   /s/ David L. Kubilus
                                           -------------------------------------
                                           Name: David L. Kubilus
                                           Title: Vice President


                                           FEDERATED SERVICES COMPANY

                                           By:   /s/ Denis McAuley, III
                                           -------------------------------------
                                           Name: Denis McAuley, III
                                           Title: Assistant Treasurer

                                        7
                                    Exhibit A
                               Material Contracts

1. Sub-Transfer Agency and Service Agreement dated January 23, 1995 by and between Federated Services Company and Marshall and Illsley Trust Company

2. Indemnification Agreement dated December 13, 2001 among Federated Services Company, M&T Securities, Inc. and Vision Group of Funds

3. Indemnification Agreement dated January 28, 1997 by and between Federated Services Company and Edward D. Jones & Co.